Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2025, Tidewater Inc. (“Tidewater,” the “company,” “we,” “us,” and “our”) had one security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock, par value $0.001 per share (the “Common Stock”).

Description of Common Stock

The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to (1) the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and (2) the applicable provisions of our amended and restated certificate of incorporation (our “charter”) and our amended and restated by-laws (our “by-laws”), both of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read our charter, our by-laws, and the applicable provisions of the DGCL for additional information.

Authorized Shares. Our charter authorizes us to issue up to 125,000,000 shares of Common Stock, par value $0.001 per share, and 3,000,000 shares of preferred stock, no par value per share.

Voting Rights. We have only one outstanding class of Common Stock and all voting rights are vested in the holders of Common Stock. On all matters subject to a vote of stockholders, including the election of directors, our stockholders are entitled to one vote for each share of Common Stock owned. Our stockholders do not have cumulative voting rights with respect to the election of directors.

Dividend Rights. Subject to the rights that may be granted to any holders of Tidewater preferred stock, holders of Common Stock are entitled to receive dividends, if any, in the amounts and at the times declared by the board of directors of Tidewater (the “Board”) in its discretion out of any assets or funds of Tidewater legally available for the payment of dividends.

Liquidation Rights. Upon the dissolution, liquidation or winding up of Tidewater’s business, subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of Common Stock are entitled to receive the assets of Tidewater available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

Assessment and Redemption. Shares of Common Stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of Common Stock.

Preemptive Rights. Holders of Common Stock do not have any preemptive right to subscribe to an additional issue of its Common Stock or to any security convertible into such stock.

Limitations on Ownership by Non-U.S. Citizens. We own and operate U.S.-flag vessels in U.S. coastwise trade; accordingly, we are subject to applicable statutes and regulations commonly referred to as the Jones Act, which, subject to limited exceptions, restricts maritime transportation between points in the United States (known as marine cabotage services or coastwise trade) to vessels built in the United States, registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S. citizens within the meaning of the Jones Act. Under the Jones Act, at least 75% of the outstanding shares of each class or series of our capital stock must be owned and controlled by U.S. citizens. In order to ensure compliance with the Jones Act coastwise citizenship requirement that at least 75% of our outstanding Common Stock is owned by U.S. citizens, our charter restricts ownership of the shares of our outstanding Common Stock by non-U.S. citizens in the aggregate to not more than 24%. Our charter further prohibits the acquisition of shares by a non-U.S. citizen where (i) such acquisition would cause the aggregate number of shares held by all non-U.S. citizens to exceed 24% of our issued and outstanding Common Stock and (ii) such acquisition would cause the aggregate number of shares held by any individual non-U.S. citizen to exceed 4.9% of our issued and outstanding Common Stock. Our charter further provides the Board with authority to redeem any share of Common Stock that is owned by a non-U.S. citizen that would result in ownership by non-U.S. citizens in the aggregate in excess of 24% of our issued and outstanding Common Stock. Our charter further provides that we may require beneficial owners of our Common Stock to confirm their citizenship from time to time through written statement or affidavit and could, at the discretion of the Board, suspend the voting rights of such beneficial owner, pay into an escrow account dividends or other distributions (upon liquidation or otherwise) with respect to such shares held by such beneficial owner and restrict, prohibit or void the transfer of such shares and refuse to register such shares of Common Stock held by such beneficial owner until confirmation of its citizenship status is received.

Listing. Our Common Stock is listed for trading on the New York Stock Exchange under the symbol “TDW”.

Transfer Agent. The transfer agent and registrar for our Common Stock is Computershare Inc.

Certain Anti-Takeover Provisions of our Charter, By-laws, and Delaware Law

Certain provisions of the DGCL and our charter and by-laws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction or other attempts to influence or replace Tidewater’s incumbent directors and officers. These provisions are summarized below.

Section 203 of the DGCL. Section 203 of the DGCL generally prohibits any “business combination,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder is approved by the board of directors of the corporation prior to the transaction; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares held by officers and directors of interested stockholders or shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and holders of at least two-thirds of the corporation’s outstanding voting stock, excluding shares held by the interested stockholder. Our charter incorporates Section 203 (except for Section 203(b)(4)) and provides that such provisions will govern even if Tidewater does not have a class of voting stock that is (i) listed on a National Securities Exchange, (ii) authorized for quotation on an interdealer quotation system of a registered national securities association or (iii) held of record by more than 2,000 stockholders.

Authorized but Unissued Shares of Common Stock. Our charter authorizes the Board to issue authorized but unissued shares of common stock.

Undesignated Preferred Stock. Our charter provides the Board with the authority to determine and fix the powers, preferences, rights, qualifications, limitations and restrictions of shares of preferred stock issued by the Board.

No Cumulative Voting. Holders of our Common Stock do not have cumulative voting rights in the election of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our by-laws provide advance notice procedures for stockholders to nominate candidates for election as directors at our annual and special meetings of stockholders and for stockholders seeking to bring business before its annual meeting of stockholders. Our by-laws also specify certain requirements regarding the form and content of a stockholder’s notice.

Special Meetings of Stockholders. Our by-laws allow only the Board to call special meetings of stockholders. Our stockholders are not able to call special meetings of stockholders.

Stockholder Action by Written Consent. Our charter provides that any action required or permitted to be taken at a stockholders’ meeting may be taken only upon the vote of the stockholders at such meeting and may not be taken by written consent of the stockholders.

Amendments of Certain Provisions of the Charter. Our charter requires the affirmative vote of at least 80% of the voting power of the outstanding shares of Tidewater’s capital stock, voting together as a single class, to amend, repeal or adopt any provision inconsistent with the provision of its charter prohibiting stockholders acting by written consent.

Amendments of the By-laws. Our by-laws may only be adopted, amended, or repealed by either a majority of our directors and a majority of Tidewater’s continuing directors, voting as a separate group, or the holders of at least 80% of the total voting power of all stockholders and two-thirds of the total voting power of stockholders, other than any related person, present or duly represented at a stockholders’ meeting voting as a separate group.

Limitations on Ownership by Non-U.S. Citizens. As described under “Description of our Common Stock – Limitations on Ownership by Non-U.S. Citizens,” certain provisions of our charter designed to ensure our compliance with the Jones Act may have an anti-takeover effect.